For Immediate Release

SCB Enters into Definitive Agreement
For Acquisition by CIBER, Inc.


         MEMPHIS (October 27, 2003) -- SCB Computer Technology, Inc., of Memphis ((OTC BB: SCBI) has entered into a definitive agreement to be acquired by CIBER, Inc. (NYSE: CBR) of Greenwood Village, Colorado. Under the terms of the definitive agreement, a CIBER subsidiary will merge into SCB in exchange for $2.15 per SCB share of common stock; $1.08 of the merger consideration will be paid in cash and $1.07 in equivalent value in common stock in CIBER, or at a higher amount of cash merger consideration as determined by the definitive agreement.

         The total valuation of the transaction is approximately $90 million. SCB will survive as a wholly owned subsidiary of CIBER.

         The boards of directors of SCB and CIBER have each approved the transaction. The offer is subject to SCB shareholders approval; SCB will promptly issue a proxy statement to its shareholders seeking approval of the transaction in a special meeting. The arrangement with CIBER includes lockup agreements with shareholders representing approximately 20 percent of SCB shares. A vote by the shareholders of CIBER is not required for consummation of this transaction.

         Consummation of the transaction is expected to be late in the fourth calendar quarter of 2003 to early in the first calendar quarter of 2004.

         SCB Computer Technology, Inc., is a leading provider of information technology consulting, outsourcing, and staffing services to agencies of federal and state and local governments, and commercial enterprises, including a number of Fortune 500 companies. CIBER, Inc., is a leading, full-service international system integration consultancy with offices in 10 countries, more than 6,000 employees, and annualized revenues in excess of $700 million. SCB has over 1,500 employees spread over almost 40 U.S. states and enjoys a revenue run rate in excess of approximately $135 million per year.

         "Although it is difficult to sell one's company after more than a quarter century of successful business," said. T. Scott Cobb, president and CEO of SCB, "now is clearly the right time to do so. It is becoming increasingly difficult for small to medium-sized IT companies, particularly public companies, to compete."

         "The merger with CIBER will provide enhanced value for our shareholders, more job security for our employees, and the ability for the resulting larger organization to compete even more effectively in the global marketplace," Cobb continued." "Critical mass is becoming more and more important, and the combination of SCB into CIBER creates an organization that can support all of our existing and prospective clients' IT needs -- locally, nationally and even internationally."

         Cobb said that a transition plan will be developed and set into place in the next few weeks. He does not anticipate more than a small number of administrative jobs, primarily in the Memphis office, being eliminated as a result of the merger.

         Certain statements in this document relate to future expectations and as such are forward-looking statements involving known and unknown risks and uncertainties that may cause actual results, performance or achievements related to this transaction to be different from those expressed or implied in the forward-looking statements. All statements other than statements of historical fact made in this press release are forward-looking statements. Forward-looking statements reflect management's current assumptions, beliefs, and expectations and are subject to a number of risks and uncertainties, including those discussed below that could cause actual results to differ materially from historical or anticipated results.

         These factors include but are not limited to the renewal of federal and state contracts; the potential effects of competition; the ability to successfully integrate the businesses of Remtech Services, Inc. ("RSI"), now a division of SCB Federal Systems, and National Systems & Research Co. ("NSR"); the Company's increased leveraged position as a result of the RSI and NSR acquisitions; interest cost on acquisition debt; the Company's ability to pursue business strategies; the Company's ability to attract and retain qualified professionals; and other factors discussed in the Company's filings with the Securities and Exchange Commission (including the company's annual report on Form10-K for the fiscal year ended April 30, 2003), that could cause actual results to differ materially from historical or anticipated results. The company undertakes no obligation to update the forward-looking information except as required by law.

                                           Contact:  Randolph Baker
                                                     Thompson Baker & Berry
                                                     901-251-5166